Exhibit 2.1

FIRST AMENDMENT
TO THE
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ALLIS-CHALMERS ENERGY INC.,
BRONCO DRILLING COMPANY, INC.
AND
ELWAY MERGER SUB, INC.
Dated as of June 1, 2008

i

FIRST AMENDMENT TO THE
AGREEMENT AND PLAN OF MERGER
     This First Amendment to the Agreement and Plan of Merger, dated as of June 1, 2008 (this “Amendment”), is by and among ALLIS-CHALMERS ENERGY INC., a Delaware corporation (“Parent”), ELWAY MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and BRONCO DRILLING COMPANY, INC., a Delaware corporation (the “Company”).
Recitals
     WHEREAS, Parent, Merger Sub and the Company (each, a “Party,” and collectively, the “Parties”) entered into an Agreement and Plan of Merger dated as of January 23, 2008 (the “Original Agreement”), which the boards of directors of each of the Parties desire to amend in order to effect certain modifications deemed desirable by each of such boards of directors;
     WHEREAS, the boards of directors of each of the Parties have approved (i) this Amendment and (ii) the Merger (as defined below), upon the terms and subject to the conditions of the Original Agreement, as amended by this Amendment, and the Delaware General Corporation Law, as amended (the “DGCL”), and the Delaware Limited Liability Company Act, as amended (the “Delaware LLC Act”);
     WHEREAS, the boards of directors of each of the Parties have determined that the Merger, this Amendment, the Original Agreement and the transactions contemplated by the Original Agreement, as amended by this Amendment, are advisable and in the best interests of their respective companies and stockholders;
     WHEREAS, for federal income tax purposes, the Parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and that the Original Agreement, as amended by this Amendment, constitutes a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations (as defined in the Original Agreement); and
     WHEREAS, the Parties desire that after the date hereof and prior to the Effective Time of the Merger, Merger Sub become a limited liability company, organized under the laws of the State of Delaware, pursuant to a conversion effected under Section 266 of the DGCL and Section 18-214 of the Delaware LLC Act;
     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in the Original Agreement and this Amendment, the Parties agree to amend the Original Agreement as follows:
Article 1
Definitions
     Section 1.1 Capitalized terms used but not defined in this Amendment shall have the respective meanings given to such terms in the Original Agreement. Each reference to “hereof,”

“hereunder,” “hereby,” and “this Agreement” in the Original Agreement shall, from and after the date of this Amendment, refer to the Original Agreement, as amended by this Amendment.
     Section 1.2 The definitions of the following capitalized terms found in Section 1.1 of the Original Agreement are hereby amended and restated in their entirety as set forth below:
     “Certificate of Merger” means the certificate of merger, prepared and executed in accordance with the applicable provisions of the DGCL, the Delaware LLC Act and this Agreement, filed with the Secretary of State of the State of Delaware to effect the Merger and the change of Merger Sub’s name to “Bronco Drilling Company LLC.”
     “Merger” means the merger of the Company with and into Merger Sub, under the DGCL and the Delaware LLC Act, with Merger Sub continuing as the surviving company and changing its name to “Bronco Drilling Company LLC,” upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the requirements of the DGCL and the Delaware LLC Act.
     Section 1.3 Each of the following definitions is hereby added to Section 1.1 of the Original Agreement in the correct alphabetical location within such Section:
     “Conversion” means the conversion of Merger Sub from a Delaware corporation to a Delaware limited liability company pursuant to Section 266 of the DGCL and Section 18-214 of the Delaware LLC Act.
     “Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.
     “First Amendment Date” means June 1, 2008.
     “New Merger Sub Charter Documents” has the meaning given to such term in Section 4.1.
     “Old Merger Sub Charter Documents” has the meaning given to such term in Section 4.1.
     “Original Agreement” means the Agreement and Plan of Merger, dated as of January 23, 2008, among the Parties.
     “Surviving Company” means the entity that survives the Merger pursuant to Section 2.2.
     Section 1.4
     The definitions of “Surviving Corporation” and of “Parent Common Stock Value” appearing in Section 1.1 of the Original Agreement are hereby deleted in their entirety.

     Section 1.5 Pursuant to this Amendment, each reference to the term “Surviving Corporation” in the Original Agreement shall be deemed to be a reference to the term “Surviving Company.”
Article 2
The Merger
     Section 2.1 Section 2.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
     Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of this Agreement, the Certificate of Merger, the DGCL and the Delaware LLC Act, at the Effective Time, the Company shall be merged with and into Merger Sub and the name of Merger Sub shall be changed to be “Bronco Drilling Company LLC.”
     Section 2.2 Section 2.2 of the Original Agreement is hereby amended and restated in its entirety as follows:
     Section 2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall be the surviving entity in the Merger (referred to from time to time herein as the “Surviving Company”). Merger Sub shall continue its company existence under the Laws of the State of Delaware with all its rights, privileges, immunities and franchises continuing unaffected by the Merger, except that the name of Merger Sub shall be changed upon effectiveness of the Merger to be “Bronco Drilling Company LLC.” The Merger shall have the effects specified in this Agreement, the Certificate of Merger, the DGCL and the Delaware LLC Act.
     Section 2.3 Section 2.3 of the Original Agreement is hereby amended and restated in its entirety as follows:
     Section 2.3 Governing Instruments, Directors and Officers of the Surviving Company.
     (a) At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until subsequently amended in accordance with its terms and applicable Law.
     (b) At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until subsequently amended in accordance with its terms and applicable Law.

     (c) The managers and officers of Merger Sub immediately prior to the Effective Time shall continue as the managers and officers, respectively, of the Surviving Company from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of formation and limited liability company agreement of the Surviving Company and applicable Law.
     Section 2.4
     (a) Section 2.4(a) of the Original Agreement is hereby amended and restated in its entirety as follows:
     (a) Merger Sub Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the membership interests of Merger Sub outstanding immediately prior to the Merger shall remain outstanding and continue as membership interests of the Surviving Company.
     (b) Section 2.4(c)(i)(A) of the Original Agreement is hereby amended and restated in its entirety as follows:
     (c) Company Securities.
     (i) Company Common Stock.
     (A) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or any holder of any Equity Interest in any of such Parties (but subject to the provisions of Section 2.5(e)), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and shares to be cancelled pursuant to Section 2.4(c)(ii), but including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options) shall be converted into the right to receive (i) an amount in cash (without interest) (the “Cash Consideration”) equal to the quotient, calculated to the nearest $0.01, resulting from dividing $200,000,000 by the aggregate number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.4(c)(ii), but including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options and all Dissenting Shares), and (ii) a number (which may be less than one) of fully paid and nonassessable shares of Parent Common Stock (the “Parent Stock Consideration”) equal to the Exchange Ratio. “Exchange Ratio” means the fraction, expressed as a decimal, calculated to the nearest one-ten thousandth, the numerator of which is (a) 16,846,500 and the denominator of which is (b) the aggregate number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.4(c)(ii), but including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options and all Dissenting Shares). The Cash Consideration and the Parent Stock Consideration to be received by the holders of Company Common Stock hereunder (together with the cash in lieu of fractional shares of Parent Stock as specified below) are referred to herein collectively as the “Merger Consideration.”
     Section 2.5 The first sentence of Section 2.8 of the Original Agreement is hereby amended by inserting the words “and the Delaware LLC Act” immediately following the words “under the DGCL.”
Article 3
Representations and Warranties of the Company
     Section 3.1 The last sentence of Section 3.2(a) of the Original Agreement is hereby amended by inserting the words “and the Delaware LLC Act” immediately following the words “pursuant to the DGCL.”
     Section 3.2 Section 3.10 of the Original Agreement is hereby amended by inserting the following subsection at the end thereof:
     (c) No Acquired Company has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
Article 4
Representations and Warranties of Parent and Merger Sub
     Section 4.1 Section 4.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
     Section 4.1 Corporate Existence; Good Standing; Corporate Authority. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Prior to the Effective Date, Merger Sub shall complete the Conversion and, upon the completion thereof, will be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent and Merger Sub are duly qualified to conduct business and are in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of their respective properties or the nature of their respective businesses requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, do not constitute a Parent Material Adverse Effect. Parent and Merger Sub have all requisite corporate power and authority, and Merger Sub following the Conversion will have all requisite limited liability company power and authority, to own or lease and operate their respective properties and assets and to carry on their respective businesses as they are currently being conducted. Parent has delivered to the Company true, accurate and complete copies of (a) the Amended and Restated Certificate of Incorporation (including any and all Certificates of Designations) and the Second Amended and Restated By-laws of Parent, each as amended to date (the “Parent Charter Documents”), (b) the certificate of incorporation and bylaws of Merger Sub, each as amended to date (prior to the Conversion, the “Old Merger Sub Charter Documents”), and (c) the forms of the certificate of conversion from a corporation into a limited liability company, the certificate of formation and the limited liability company agreement to be executed and filed with the Secretary of State of the State of Delaware in connection with the Conversion (as so executed and filed, the “New Merger Sub Charter Documents,” and together with the Old Merger Sub Charter Documents, the “Merger Sub Charter Documents”). Each Parent Charter Document and each Old Merger Sub Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked, and following the Conversion each New Merger Sub Charter Document will be in full force and effect, will not have been amended or modified and will not have been terminated, superseded or revoked. Parent and Merger Sub are not in violation of the Parent Charter Documents or the Old Merger Sub Charter Documents, and following the Conversion Merger Sub will not be in violation of the New Merger Sub Charter Documents.
     Section 4.2 Section 4.2(a) of the Original Agreement is hereby amended and restated in its entirety as follows:
     (a) Parent and Merger Sub have the requisite corporate power and authority, and following the Conversion Merger Sub will have the requisite limited liability company power and authority, to execute and deliver this Agreement and the Related Documents to which they are, or will become, a party, to perform their respective obligations hereunder and thereunder and to consummate the Merger and all other transactions contemplated hereunder and thereunder, subject to the adoption of the Parent Proposal by Parent’s stockholders and the adoption of this Agreement by Parent as the sole stockholder or, following the Conversion, the sole member, of Merger Sub. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings by Parent and Merger Sub or, following the Conversion, limited liability company proceedings by Merger Sub are or will be necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Parent Proposal by Parent’s stockholders, the adoption of this Agreement by Parent as the sole stockholder or, following the Conversion, the sole member of Merger Sub, the filing of the requisite documents with the Secretary of State of the State of Delaware to effect the Conversion pursuant to the DGCL and the Delaware LLC Act, the filing of the Certificate of Merger pursuant to the DGCL and the Delaware LLC Act and the Governmental Authority applications and approvals described in Section 5.8.
     Section 4.3 The last sentence of Section 4.4(b) of the Original Agreement is hereby amended by deleting the words “is and” which immediately follow the words “Merger Sub.”
     Section 4.4 Section 4.10 of the Original Agreement is hereby amended by inserting the following subsection at the end thereof:
     (c) No Parent Company has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
     Section 4.5 The last sentence of Section 4.19 of the Original Agreement is hereby amended and restated in its entirety as follows:
No stockholder vote, and following the Conversion no vote of any member or a holder of any Equity Interest in Merger Sub, is required for Merger Sub to adopt this Agreement and consummate the transactions contemplated hereby, other that the vote of Parent acting as the sole stockholder, or following the Conversion, as the sole member of Merger Sub.
     Section 4.6 Section 4.25 of the Original Agreement is hereby amended and restated in its entirety as follows:
     Section 4.25 Financing. Parent has received a commitment letter (including the term sheet referenced therein, but excluding the fee letter referenced therein) which was amended and/or revised subsequent to the date of the Original Agreement from RBC Capital Markets Corporation and other financial institutions (the “Commitment Letter”) whereby such financial institution has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing that, when combined with Parent’s other sources of financing (including cash on hand), is sufficient to fund the cash portion of the Merger Consideration and the expenses of Parent and Merger Sub in connection with the Merger. Parent has delivered to the Company a true, complete and correct copy of the Commitment Letter as in effect on the First Amendment Date (including any amendments in effect through the First Amendment Date). As of the First Amendment Date, the Commitment Letter is in full force and effect. The obligations of the financing sources to fund the commitments under the Commitment Letter are not subject to any conditions other than as set forth in the Commitment Letter. No event has occurred that (with or without notice, lapse of time, or both) would constitute a breach of or default under the Commitment Letter by Parent, or if alternative financing has been arranged by Parent, a breach of or default under the terms of such alternative financing. Parent has paid any and all commitment fees and other fees, in each case, required by the Commitment Letter to be paid as of the First Amendment Date. Parent has no knowledge of any facts or circumstances that would reasonably be expected to result in (a) any of the conditions set forth in the Commitment Letter not being satisfied (or, if alternative financing has been arranged by Parent, any of the conditions set forth in such alternative financing not being satisfied) or (b) the funding contemplated in the Commitment Letter (or in such alternative financing) not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement.
Article 5
Covenants
     Section 5.1 Section 5.13(a) of the Original Agreement is hereby amended by inserting the following sentence at the end thereof:
The New Merger Sub Charter Documents shall contain exculpation, indemnification and advancement of expenses provisions with respect to the current and former directors, officers, fiduciaries, agents and employees of Company and the Surviving Corporation that are no less favorable to such Persons than those contained in the Company Charter Documents.
     Section 5.2 The fourth sentence of Section 5.13(b) of the Original Agreement is hereby amended by inserting the words “and the Delaware LLC Act,” as applicable, immediately following the words “of the DGCL.”
     Section 5.3 The list appearing at the end of Section 5.14 of the Parent Disclosure Letter is hereby amended by (a) deleting the names Derek Garber, Allen Strider and David Luster and (b) inserting the names Kim Powell, Sheree Stump and Dustin Eisenhauer.

     Section 5.4 Section 5.16 of the Original Agreement is hereby amended and restated in its entirety as follows:
     Section 5.16 Tax Matters.
     (a) Each of Parent, Merger Sub and the Company shall use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(e). No Party will knowingly take any action or fail to take any action, which action or failure to act would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. The Parties shall file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.
     (b) Parent shall deliver to Andrews Kurth LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P. an officers’ certificate dated as of the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of Parent, containing representations of Parent and Merger Sub, and the Company shall deliver to Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Andrews Kurth LLP an officers’ certificate dated as of the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of the Company, containing representations of the Company, in each case as shall be reasonably necessary or appropriate or customary to enable Andrews Kurth LLP to render the opinion referred to in Section 6.2(d) and Akin, Gump, Strauss, Hauer & Feld, L.L.P. to render the opinion referred to in Section 6.3(e). Each of the Parties shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the officers’ certificates described in this Section 5.16(b).
     (c) The Parties intend and believe that this Agreement constitutes a binding Contract for fixed consideration pursuant to Section 1.368-1T(e)(2) of the Treasury Regulations.
     (d) The Company shall provide Parent with a certification in accordance with the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations that it is not a United States real property holding corporation.

     Section 5.5 The first sentence of Section 5.20(b) of the Original Agreement is hereby amended by replacing the third instance of the word “Parent” with the words “the Company.”
Article 6
Conditions
     Section 6.1 Section 6.2 of the Original Agreement is hereby amended by inserting the following subsection at the end thereof:
     (d) Tax Opinion. Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.16(b).
     Section 6.2 Section 6.3 of the Original Agreement is hereby amended by inserting the following subsection at the end thereof:
     (e) Tax Opinion. The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from Akin, Gump, Strauss, Hauer & Feld, L.L.P., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.16(b).
Article 7
Miscellaneous
     Section 7.1 Notwithstanding anything in the Agreement to the contrary, Parent and Merger Sub may effect the Conversion.
     Section 7.2 This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties whether such delivery is by physical delivery or by means of a facsimile or portable document format (PDF) transmission, it being understood that all Parties need not sign the same counterpart.

     Section 7.3 This Amendment shall be governed in all respects, including validity, interpretation and effect, by the Laws of the State of Delaware (including the Laws of Delaware with respect to statutes of limitation and statutes of repose).
     Section 7.4 The Article and Section headings of this Amendment and the Article and Section headings of the Original Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision of this Amendment or the Original Agreement.
(Signature page follows)

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives, on the date first written above.

Company:

BRONCO DRILLING COMPANY, INC., a Delaware corporation

By:	/s/ D. Frank Harrison

Name:	D. Frank Harrison
Title:	Chairman and CEO

Parent:

ALLIS-CHALMERS ENERGY INC., a Delaware corporation

By:	/s/ Theodore F. Pound III

Name:	Theodore F. Pound III
Title:	General Counsel and Secretary

Merger Sub:

ELWAY MERGER SUB, INC., a Delaware corporation

By:	/s/ Theodore F. Pound III

Name:	Theodore F. Pound III
Title:	Vice President and Secretary